Exhibit 99.1

Media Contact: Steve Littlejohn
314-702-7556
slittlejohn@express-scripts.com
Investor Contact: David Myers
(314) 702-7173
david.myers@express-scripts.com

Record of Strong Performance and Cost Savings by Express Scripts Refute
New York Attorney General’s Claims

ST.     LOUIS, August 4, 2004 — The attorney general in the State of New York today filed a lawsuit concerning the management of the New York State employee pharmacy benefit program. Express Scripts (Nasdaq:ESRX) strongly denies the assertions in this contract dispute. The company will defend itself vigorously in court.

        Express Scripts has saved the State of New York more than $2 billion in drug costs since 1998. During the contract, the state got all rebates for which it contracted, and more rebates than guaranteed, initially deep retail discounts got better, and use of low cost generic drugs increased.

        Express Scripts never recommends switches to a higher cost drug in connection with any client’s plan and does not accept pharmaceutical manufacturer funding for such programs. Express Scripts never conducted brand drug therapeutic interchange programs for the State of New York. Express Scripts also complied fully with its contract regarding the handling of data related to the New York plan.

        Express Scripts, Inc. is one of the largest PBM companies in North America providing PBM services to over 50 million members through facilities in thirteen states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, government-sponsored benefit plans, employers, and union-sponsored benefit plans.

        Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, and medical information management services. The Company also provides distribution services for specialty pharmaceuticals. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements.